UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2012 (September 24, 2012)

GRAY TELEVISION, INC.

(Exact Name of Registrant as Specified in Its Charter)

Georgia	001-13796	58-0285030
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4370 Peachtree Road, NE, Atlanta, GA

30319

(Address of Principal Executive Office)

Registrant’s telephone number, including area code (404) 504 - 9828

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On September 24, 2012, Gray Television, Inc. (the “Company”) issued a press release announcing that it has commenced an offering of $250.0 million in aggregate principal amount of senior notes due 2020 (the “Notes”), pursuant to an exemption from the registration requirements under the Securities Act of 1933. The Company intends to use the net proceeds from the offering of Notes (i) to repurchase for cash up to $225.0 million of the Company’s outstanding 10 1/2% senior secured second lien notes due 2015 (the “2015 Notes”) pursuant to the Tender Offer (defined below), or, in certain circumstances, for other purposes, and (ii) to pay related fees and expenses. The consummation of the offering of Notes is conditioned upon customary closing conditions.

Also on September 24, 2012, the Company issued a press release announcing certain refinancing efforts. These include: (i) the commencement of a tender offer to purchase for cash up to $225.0 million of the Company’s outstanding 2015 Notes (the “Tender Offer”); and (ii) the beginning of discussions with certain banks relating to a refinancing of the Company’s senior credit facility. The consummation of the Tender Offer is conditioned upon the completion of the offering of Notes, the entry into by the Company of an amendment to the Company’s senior credit facility allowing for the consummation of the Tender Offer, and other customary closing conditions.

Copies of the press releases are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively, and are incorporated by reference herein.

The information contained in this report shall not constitute an offer to sell, or a solicitation of an offer to purchase, any securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful. The Tender Offer is being made solely pursuant to the Offer to Purchase and Letter of Transmittal related thereto, which set forth the complete terms of the Tender Offer.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Number	Exhibit

99.1	Press release dated September 24, 2012, announcing the offering of senior notes due 2020.

99.2	Press release dated September 24, 2012, announcing the Company’s refinancing efforts.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRAY TELEVISION, INC.

Date: September 24, 2012	By:	/s/ James C. Ryan
James C. Ryan Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Number	Exhibit

99.1	Press release dated September 24, 2012, announcing the offering of senior notes due 2020.

99.2	Press release dated September 24, 2012, announcing the Company’s refinancing efforts.